FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

ANNUAL AND FOURTH QUARTER 2016 RESULTS

Franklin, North Carolina, January 19, 2017 — Entegra Financial Corp. (the “Company”) (NASDAQ: ENFC), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three months and year ended December 31, 2016.

Highlights

The following tables highlight the most important trends that the Company believes are relevant to understanding the performance of the Company. As further detailed in Appendix A, core results (a non-GAAP measure) reflect adjustments for material items including FHLB advance prepayment penalties, negative provision for loan losses, merger and acquisition expenses, and the impact of abnormal tax rates and deferred tax asset valuation allowance reversals.

	For the Three Months Ended December 31,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$2,352	$2,542	$1,940	$1,563
Net interest income	$9,219	N/A	$7,409	N/A
Net interest margin	3.25%	N/A	3.19%	N/A
Return on average assets	0.75%	0.81%	0.77%	0.62%
Return on average equity	6.91%	7.47%	5.85%	4.71%
Efficiency ratio	70.34%	67.69%	76.16%	72.64%
Diluted earnings per share	$0.36	$0.39	$0.30	$0.25

	For the Year Ended December 31,
	(Dollars in thousands, except per share data)
	2016		2015
	GAAP	Core	GAAP	Core
Net income	$6,376	$7,881	$23,825	$4,990
Net interest income	$34,488	N/A	$27,421	N/A
Net interest margin	3.28%	N/A	3.11%	N/A
Return on average assets	0.55%	0.68%	2.51%	0.53%
Return on average equity	4.71%	5.82%	19.78%	4.14%
Efficiency ratio	76.04%	70.56%	83.18%	76.89%
Diluted earnings per share	$0.98	$1.21	$3.64	$0.76

	As of December 31,
	2016	2015
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$6,041	$7,280
Real estate owned	$4,226	$5,369
Non-performing assets	$10,267	$12,649
Non-performing loans to total loans	0.81%	1.17%
Non-performing assets to total assets	0.79%	1.23%
Allowance for loan losses to non-performing loans	154.03%	129.96%
Allowance for loan losses to total loans	1.25%	1.52%

Other Data:
Book value per share	$20.57	$20.08
Tangible book value per share	$20.10	$19.88
Closing market price per share	$20.60	$19.36
Closing price-to-tangible book value ratio	102.49%	97.38%

Management Commentary

Roger D. Plemens, President and CEO of the Company reported, “The fourth quarter represents another successful quarter for the Company as we continue to grow net income and improve return on equity. We are particularly pleased with the growth in net interest income, which grew 24% for the quarter and 26% for the year as compared to the comparable periods in the prior year. This was a key driver in our core return on equity improving to 7.47% in the fourth quarter as compared to 4.71% in the comparable prior year period. We look forward to closing the previously announced acquisition of two branches in northern Georgia during February, 2017 and will continue to look for additional opportunities for growth.”

Net Interest Income

Net interest income increased $1.8 million, or 24.3%, to $9.2 million for the three months ended December 31, 2016 compared to $7.4 million for the same period in 2015. Net interest income increased $7.1 million, or 25.9%, to $34.5 million for the year ended December 31, 2016 compared to $27.4 million for the same period in 2015. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as a decrease in the interest rate paid on advances and deposits. Net interest margin for the quarter and year ended December 31, 2016 improved to 3.25% and 3.28%, respectively, compared to 3.19% and 3.11% for the same periods in 2015.

Provision for Loan Losses

The provision for loan losses was $0.2 million and $0.3 million for the quarter and year ended December 31, 2016, compared to $0 and $(1.5) million in the comparable periods in 2015. The Company continues to experience a minimal level of net charge-offs and declining levels of non-performing loans.

Noninterest Income

Noninterest income increased $0.4 million, or 28.6%, to $1.8 million for the three months ended December 31, 2016 compared to $1.4 million for the same period in 2015. Noninterest income increased $2.1 million, or 36.2%, to $7.8 million for the year ended December 31, 2016 compared to $5.8 million for the same period in 2015. The improvements were generally due to growth in the Company’s mortgage and SBA business, increases in deposit service charges and interchange fees as a result of growth in the Company’s core deposit balances, as well as higher levels of investment gains.

Noninterest Expense

Noninterest expense increased $1.1 million, or 16.4%, to $7.8 million for the three months ended December 31, 2016 compared to $6.7 million for the same period in 2015. Noninterest expense increased $4.6 million, or 16.7%, to $32.2 million for the year ended December 31, 2016 compared to $27.6 million for the same period in 2015. The increases were generally due to higher compensation and benefits, occupancy, data processing and transaction expenses associated with the acquisition of two branches from Arthur State Bank and the whole bank acquisition of Old Town Bank. The Company incurred $2.2 million of transaction expenses during the year ended December 31, 2016, as compared to $0.3 million in the prior year.

Income Taxes

Income tax expense for the quarter and year ended December 31, 2016 was $0.7 million and $3.5 million, respectively, compared to $0.2 million and $(16.7) million in the comparable periods in the prior year. The Company reversed the valuation allowance on its net deferred tax asset as of June 30, 2015, resulting in an income tax benefit for the year ended December 31, 2015. The Company’s effective tax rate of 35.4% for the year ended December 31, 2016 was negatively impacted by approximately 7.4% as the result of a reduction in the North Carolina corporate tax rate and the write-off of certain residual amounts recorded prior to the reversal of the valuation allowance on its deferred tax asset.

Balance Sheet

Total assets increased $261.5 million, or 25.3%, to $1.29 billion at December 31, 2016 from $1.03 billion at December 31, 2015. Excluding the $111.4 million in assets acquired from Old Town Bank in the second quarter of 2016, the Company experienced a growth rate of $150.1 million, or 14.6%, as the Company continued to leverage its capital with loans and investment securities.

Loans receivable increased $120.3 million, or 19.3%, to $744.4 million at December 31, 2016 from $624.1 million at December 31, 2015, including $65.0 million of loans acquired in the Old Town Bank acquisition. Loan balances, excluding those acquired in the Old Town Bank acquisition, grew 8.9% since December 31, 2015 and have been primarily concentrated in commercial real estate and commercial and industrial loans.

The Company also increased its investment portfolio by $118.3 million from December 31, 2015 to December 31, 2016 in order to better leverage its capital. FHLB advances, which increased $145.0 million from December 31, 2015 to December 31, 2016, were utilized to fund the investment purchases. The Company’s held-to-maturity investment portfolio was transferred to available-for-sale during the third quarter of 2016 in order to provide the Company more flexibility managing its investment portfolio.

Core deposits increased $100.3 million, or 22.8%, to $540.8 million at December 31, 2016 from $440.5 million at December 31, 2015, including $40.6 million of core deposits acquired in the Old Town Bank acquisition. Excluding $48.1 million of certificates of deposit acquired from Old Town Bank, certificates of deposit decreased $35.0 million, or 12.7%, to $289.2 million at December 31, 2016 compared to $276.1 million at December 31, 2015. Core deposits now represent 65% of the Company’s deposit portfolio compared to 61% at December 31, 2015 and 55% at December 31, 2014.

Total equity increased $1.6 million to $133.1 million at December 31, 2016 compared to $131.5 million at December 31, 2015. This increase was primarily attributable to $6.4 million of net income and $0.9 million of stock-based compensation expense, partially offset by a $3.7 million decline in the market value of investment securities and $1.9 million of share repurchases. Tangible book value per share increased $0.22, or 1.1%, from $19.88 at December 31, 2015 to $20.10 at December 31, 2016, after accounting for approximately $0.51 per share dilution incurred from the acquisition of Old Town Bank.

Asset Quality

Non-performing loans decreased 17.8% to $6.0 million at December 31, 2016 from $7.3 million at December 31, 2015. Real estate owned balances decreased $1.2 million to $4.2 million at December 31, 2016 compared to $5.4 million at December 31, 2015. The decrease in non-performing loans was primarily due to the payoff of certain loans. Net loan charge-offs totaled $0.4 million for the year ended December 31, 2016 compared to net loan charge-offs of $0.1 million for the same period in 2015.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in Appendix A, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core diluted earnings per share, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. The Company also operates loan production offices in Asheville, NC and Clemson, SC. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
Interest income	$10,826	$8,747
Interest expense	1,607	1,338

Net interest income	9,219	7,409

Provision for loan losses	174	—

Net interest income after provision for loan losses	9,045	7,409

Servicing income, net	224	108
Mortgage banking	157	150
Gain on sale of SBA loans	186	142
Gain on sale of investments	111	81
Service charges on deposit accounts	386	363
Interchange fees	398	339
Bank owned life insurance	178	114
Other	166	82
Total noninterest income	1,806	1,379

Compensation and employee benefits	4,426	3,618
Net occupancy	954	819
Federal Home Loan Bank prepayment penalty	118	—
Federal deposit insurance	94	163
Professional and advisory	246	219
Data processing	397	341
Marketing and advertising	259	168
Net cost of operation of real estate owned	67	2
Merger-related expenses	174	309
Other	1,020	1,054
Total noninterest expense	7,755	6,693

Income before taxes	3,096	2,095

Income tax expense	744	155

Net income	$2,352	$1,940

Earnings per common share:
Basic	$0.36	$0.30
Diluted	$0.36	$0.30

Weighted average common shares outstanding:
Basic	6,458	6,546
Diluted	6,468	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Year Ended December 31,
	2016	2015
Interest income	$40,520	$33,144
Interest expense	6,032	5,723

Net interest income	34,488	27,421

Provision for loan losses	274	(1,500)

Net interest income after provision for loan losses	34,214	28,921

Servicing income, net	487	341
Mortgage banking	904	774
Gain on sale of SBA loans	928	823
Gain on sale of investments	1,216	403
Service charges on deposit accounts	1,537	1,269
Interchange fees	1,507	1,278
Bank owned life insurance	489	457
Other	778	450
Total noninterest income	7,846	5,795

Compensation and employee benefits	17,164	14,625
Net occupancy	3,534	2,986
Federal deposit insurance	562	905
Professional and advisory	959	1,005
Data processing	1,554	1,213
Marketing and advertising	1,070	535
Net cost of operation of real estate owned	730	505
Federal Home Loan Bank prepayment penalty	118	1,762
Merger-related expenses	2,197	329
Other	4,301	3,765
Total noninterest expense	32,189	27,630

Income before taxes	9,871	7,086

Income tax expense (benefit)	3,495	(16,739)

Net income	$6,376	$23,825

Earnings per common share:
Basic	$0.98	$3.64
Diluted	$0.98	$3.64

Weighted average common shares outstanding:
Basic	6,477	6,546
Diluted	6,490	6,546

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$43,294	$40,650
Investments - trading	5,211	4,714
Investments - available for sale	398,291	238,862
Investments - held to maturity	—	41,164
Other investments	15,261	8,834
Loans held for sale	4,584	8,348
Loans receivable	744,361	624,072
Allowance for loan losses	(9,305)	(9,461)
Real estate owned	4,226	5,369
Fixed assets, net	20,209	17,673
Bank owned life insurance	31,347	20,858
Net deferred tax asset	18,985	18,830
Goodwill	2,065	711
Core deposit intangibles, net	979	590
Other assets	13,369	10,202

Total assets	$1,292,877	$1,031,416

Liabilities and Shareholders' Equity

Liabilities
Deposits	$830,013	$716,617
Federal Home Loan Bank advances	298,500	153,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,211	10,224
Other liabilities	6,652	5,173
Total liabilities	$1,159,809	$899,947

Total shareholders' equity	133,068	131,469

Total liabilities and shareholders' equity	$1,292,877	$1,031,416

APPENDIX A – RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31
	2016	2015	2016	2015
	(Dollars in thousands)		(Dollars in thousands)

Core Noninterest Expense
Noninterest expense (GAAP)	$7,755	$6,693	$32,189	$27,630
FHLB prepayment penalty	(118)	—	(118)	(1,762)
Merger-related expenses	(174)	(309)	(2,197)	(329)
Core noninterest expense (Non-GAAP)	$7,463	$6,384	$29,874	$25,539

Core Net Income
Net income (GAAP)	$2,352	$1,940	$6,376	$23,825
FHLB prepayment penalty	77	—	77	1,762
Negative provision for loan losses	—	—	—	(1,500)
Merger-related expenses	113	309	1,428	329
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(686)	—	(19,426)
Core net income (Non-GAAP)	$2,542	$1,563	$7,881	$4,990

Core Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.36	$0.30	$0.98	$3.64
FHLB prepayment penalty	0.01	—	0.01	0.27
Negative provision for loan losses	—	—	—	(0.23)
Merger-related expenses	0.02	0.05	0.22	0.05
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	(0.10)	—	(2.97)
Core diluted earnings per share (Non-GAAP)	$0.39	$0.25	$1.21	$0.76

Core Return on Average Assets
Return on Average Assets (GAAP)	0.75%	0.77%	0.55%	2.51%
FHLB prepayment penalty	0.02%	—	0.01%	0.18
Negative provision for loan losses	—	—	—	(0.16)
Merger-related expenses	0.04%	0.12%	0.12%	0.03
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-0.28%	—	(2.05)
Core Return on Average Assets (Non-GAAP)	0.81%	0.62%	0.68%	0.53%

Core Return on Average Equity
Return on Average Equity (GAAP)	6.91%	5.85%	4.71%	19.78%
FHLB prepayment penalty	0.23%	—	0.06%	1.46
Negative provision for loan losses	—	—	—	(1.24)
Merger-related expenses	0.33%	0.93%	1.05%	0.27
Adjust actual income tax benefit to 35% estimated effective tax rate (1)	—	-2.07%	—	(16.13)
Core Return on Average Equity (Non-GAAP)	7.47%	4.71%	5.82%	4.14%

Core Efficiency Ratio
Efficiency ratio	70.34%	76.16%	76.04%	83.18%
FHLB prepayment penalty	-1.07%	—	-0.28%	(5.30)
Merger-related expenses	-1.58%	-3.52%	-5.19%	(0.99)
Core Efficiency Ratio (Non-GAAP)	67.69%	72.64%	70.56%	76.89%

	As Of
	December 31, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	133,068	131,469
Goodwill and intangibles	(3,044)	(1,301)
Book Value (Tangible)	130,024	130,168
Outstanding shares	6,467,550	6,546,375
Tangible Book Value Per Share	20.10	19.88

(1) - The Company maintained a valuation allowance on a portion of its net deferred tax asset during a portion of 2015 and therefore did not recognize a normal income tax provision. Core results have been adjusted to reflect income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.